Exhibit 10.5

GOGO INC.

ANNUAL INCENTIVE PLAN

(as amended as of December 16, 2015)

SECTION 1. PURPOSE

The purposes of the Plan are to enable the Company and its Subsidiaries to attract, retain, motivate and reward the best qualified executive officers and key employees by providing them with the opportunity to earn competitive compensation directly linked to the Company’s performance.

SECTION 2. DEFINITIONS

Unless the context requires otherwise; the following words as used in the Plan shall have the meanings ascribed to each below, it being understood that masculine, feminine and neuter pronouns are used interchangeably and that each comprehends the others.

(a) “Board” means the Board of Directors of the Company.

(b) “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(c) “Committee” means the Compensation Committee of the Board or such other committee of the Board as the Board shall designate from time to time, consisting of two or more members, each of whom is an “independent” director under the listing requirements of any exchange on which the Common Stock is then listed, a “Non-Employee Director” within the meaning of Rule 16b-3, as promulgated under the Exchange Act, and an “outside director” within the meaning of Section 162(m), provided that, to the extent that Section 162(m) is not applicable to the Company and the Plan, or for awards that are not intended to qualify as performance-based compensation under Section 162(m), the directors need not be “outside directors.”

(d) “Common Stock” means the common stock of the Company, par value $0.01 per share.

(e) “Company” means Gogo Inc.

(f) “Covered Employee” means any “covered employee” as defined in Section 162(m)(3) of the Code.

(g) “Exchange Act” means the Securities and Exchange Act of 1934, as amended.

(h) “Executive Officer” means any “officer” within the meaning of Rule 16(a)-1(f) promulgated under the Exchange Act or any Covered Employee.

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(i) “Omnibus Plan” means the Gogo Inc. 2011 Omnibus Incentive Plan.

(j) “Participant” means (i) each executive officer of the Company and (ii) each other key employee of the Company or a Subsidiary whom the Committee designates as a participant under the Plan.

(k) “Performance Goals” means the objectives established by the Committee for a Performance Period pursuant to Section 4(a) hereof for the purpose of determining whether a bonus under the Plan has been earned.

(l) “Performance Period” means each fiscal year or another period as designated by the Committee, so long as such period does not exceed one year.

(m) “Plan” means this Gogo Inc. Annual Incentive Plan, as set forth herein and as may hereafter be amended from time to time.

(n) “Section 162(m)” means Section 162(m) of the Code, as amended from time to time, and the applicable rules and regulations promulgated thereunder.

(o) “Section 409A” means Section 409A of the Code, as amended from time to time, and the applicable rules and regulations promulgated thereunder.

(p) “Subsidiary” means any business entity in which the Company owns, directly or indirectly, fifty percent (50%) or more of the total combined voting power of all classes of stock entitled to vote, and any other business organization, regardless of form, in which the Company possesses, directly or indirectly, 50% or more of the total combined equity interests.

SECTION 3. ADMINISTRATION

The Committee shall administer and interpret the Plan, provided that, in no event, shall the Plan be interpreted in a manner which would cause any award intended to be qualified as performance based compensation under Section 162(m) to fail to so qualify. The Committee shall establish the Performance Goals for any fiscal year or other Performance Period determined by the Committee in accordance with Section 4 hereof and certify whether such Performance Goals have been obtained. Any determination made by the Committee under the Plan shall be final and conclusive. The Committee may employ such legal counsel, consultants and agents (including counsel or agents who are employees of the Company or a Subsidiary) as it may deem desirable for the administration of the Plan and may rely upon any opinion received from any such counsel or consultant or agent and any computation received from such consultant or agent. All expenses incurred in the administration of the Plan, including, without limitation, for the engagement of any counsel, consultant or agent, shall be paid by the Company. No member or former member of the Board or the Committee shall be liable for any act, omission, interpretation, construction or determination made in connection with the Plan other than as a result of such individual’s willful misconduct.

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SECTION 4. BONUSES

(a) Performance Criteria. The Committee shall establish the performance objective or objectives that must be satisfied in order for a Participant to receive a bonus award for such Performance Period and the objective formula or standard for computing the amount of the bonus award payable to the Participant if the Performance Goals(s) are attained, provided that, to the extent Section 162(m) is applicable to the Company and the Plan, and for those awards intended to qualify as performance-based compensation under Section 162(m), the Committee shall establish the objective or objectives that must be satisfied in order for a Participant to receive an award for a Performance Period no later than 90 days after the commencement of the Performance Period (or such other date as may be required or permitted under Section 162(m)) and, in no event, later than the date on which 25% of the Performance Period has elapsed. Unless the Committee determines at the time of grant not to qualify the award as performance-based compensation under Section 162(m) or Section 162(m) is otherwise not applicable to an award under the Plan, any such Performance Goals will be based upon the relative or comparative attainment of one or more of the following criteria, whether in absolute terms or relative to the performance of one or more similarly situated companies or a published index covering the performance of a number of companies, and whether gross or net, before or after taxes, and/or before or after other adjustments as determined by the Committee for the Performance Period: enterprise value, total return to the Company’s shareholders (inclusive of dividends paid), operating earnings, net earnings, revenues, sales, basic or diluted earnings per share, earnings before interest and taxes, earnings before interest and taxes or earnings before interest, taxes, depreciation and/or amortization, earnings before interest and taxes or earnings before interest, taxes, depreciation and/or amortization minus capital expenditures, increase in the Company’s earnings or basic or diluted earnings per share, revenue growth, share price performance, return on invested capital, assets, equity or sales, operating income, income, net income, economic value added, profit margins, cash flow, cash flow on investment, free cash flow, improvement in or attainment of expense levels, capital expenditure levels and/or working capital levels, budget and expense management, debt reduction, gross profit, market share, cost reductions, workplace health and/or safety goals, workforce satisfaction goals, sales goals, diversity goals, employee retention, completion of key projects, planes under contract or memoranda of understanding, strategic plan development and implementation and/or achievement of synergy targets, and, in the case of persons who are not Executive Officers, such other criteria as may be determined by the Committee. Performance Goals may be established on a Company-wide basis or with respect to one or more business units, divisions, Subsidiaries, or products; and in either absolute terms or relative to the performance of one or more comparable companies or an index covering multiple companies.

When establishing Performance Goals for a Performance Period, the Committee may exclude any or all “unusual or infrequently occurring items” as determined under U.S. generally accepted accounting principles and as identified in the financial statements, notes to the financial statements or management’s discussion and analysis in the annual report, including, without limitation, the charges or costs associated with restructurings of the Company or any Subsidiary, discontinued operations, capital gains and losses, dividends, unusual or infrequently occurring items, share repurchase, other unusual, infrequently occurring or non-recurring items, and the cumulative effects of accounting changes. Except in the case of awards intended to qualify as performance-based compensation under Section 162(m), the Committee may also adjust the

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Performance Goals for any Performance Period as it deems equitable in recognition of unusual or non-recurring events affecting the Company, changes in applicable tax laws or accounting principles, or such other factors as the Committee may determine (including, without limitation, any adjustments that would result in the Company paying non-deductible compensation to a Participant).

(b) Maximum Amount Payable. Subject to Section 4(c), if, pursuant to Section 4(f) hereof, the Committee certifies in writing that any of the Performance Goals established for the relevant Performance Period under Section 4(a) has been satisfied, each Participant who is employed by the Company or one of its Subsidiaries on the last day of the Performance Period for which the bonus is payable shall be entitled to receive an annual bonus in an amount not to exceed $5,000,000.

(c) Termination of Employment. Unless otherwise determined by the Committee in its sole discretion at the time the performance criteria are selected for a particular Performance Period in accordance with Section 4(a) or as otherwise provided in a Participant’s employment or similar agreement, if a Participant’s employment terminates for any reason prior to the date on which the award is paid hereunder, such Participants shall forfeit all rights to any and all awards which have not yet been paid under the Plan; provided that if a Participant’s employment terminates as a result of death, disability or retirement (as defined under any retirement plan of the Company or a Subsidiary) the Committee shall give consideration at its sole discretion to the payment of a partial bonus with regard to the portion of the Performance Period worked; provided further, that if a Participant’s employment terminates for any reason prior to the date on which the award is paid hereunder, the Committee, in its discretion, may waive any forfeiture pursuant to Section 4 in whole or in part, but, to the extent Section 162(m) is applicable to the Company and the Plan, the Committee may not waive satisfaction of Performance Goals with respect to any Covered Employee. For any Participant who is a Covered Employee to the extent Section 162(m) is applicable to the Company and the Plan, if such Participant’s employment terminates for any reason prior to the last day of the Performance period for which the bonus is payable and the Committee exercises its discretion under this Section 4(c) to waive forfeiture of all or a portion of such award under the Plan, the maximum bonus payable to such Participant under Section 4(b) above shall be multiplied by a fraction, the numerator of which is the number of days that have elapsed during the Performance Period in which the termination occurs prior to and including the date of the Participant’s termination of employment and the denominator of which is the total number of days in the Performance Period.

(d) Negative Discretion. Notwithstanding anything else contained in Section 4(b) to the contrary, the Committee shall have the right, in its absolute discretion, (i) to reduce or eliminate the amount otherwise payable to any Participant under Section 4(b) based on individual performance or conduct or any other factors that the Committee, in its discretion, shall deem appropriate and (ii) to establish rules or procedures that have the effect of limiting the amount payable to each Participant to an amount that is less than the maximum amount otherwise authorized under Section 4(b).

(e) Affirmative Discretion. Notwithstanding any other provision in the Plan to the contrary (including, without limitation, the maximum amounts payable under Section 4(b)), but subject in the case of bonuses paid in shares of the Company’s Common Stock to the maximum

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number of shares available for issuance under the Omnibus Plan, (i) the Committee shall have the right, in its discretion, to grant any annual bonus in cash, in shares of the Company’s Common Stock, other awards under the Omnibus Plan or in any combination thereof, to any Participant (except to the extent Section 162(m) is applicable to the Company and the Plan for a Participant who is a Covered Employee, for the year in which the amount paid would ordinarily be deductible by the Company for federal income tax purposes in an amount up to the maximum bonus payable under Section 4(b)), based on individual performance or any other criteria that the Committee deems appropriate and (ii) in connection with the hiring of any person who is or becomes a Covered Employee, the Committee may provide for a minimum bonus amount in any Performance Period, regardless of whether performance objectives are attained.

(f) Certification of Attainment of Performance Goals. As soon as practicable after the end of a Performance Period and prior to any payment in respect of such Performance Period, the Committee shall certify in writing the portion of the bonus amount which has been earned on the basis of performance in relation to the established Performance Goals.

(g) Post-IPO Transition Period. For the avoidance of doubt, to the extent that Section 162(m) does not apply to the Plan prior to the first meeting of shareholders at which directors are to be elected that occurs after the close of the third calendar year following the calendar year in which the Common Stock of the Company becomes publicly held pursuant to an initial public offering, the Committee shall have the discretion to establish performance objectives without reference to the criteria set forth in the regulations under Section 162(m), including but not limited to §1.162-27(e), to exercise affirmative discretion with respect to Covered Employers, to waive pro ration of an award upon termination and to take action by a committee that is not composed of “outside directors” as defined in Section 162(m).

SECTION 5. PAYMENT

Except as otherwise provided hereunder, payment of any bonus amount determined under Section 4 shall be made to each Participant as soon as practicable after the Committee certifies that one or more of the applicable Performance Goals have been attained (or, in the case of any bonus payable under the provisions of Section 4(d), after the Committee determines the amount of any such bonus), but in all events during (and, in the case of any Participant whose employment terminates prior to the end of the Performance Period and is entitled to a bonus pursuant to Section 4(c), in no event later than March 15 of) the year immediately following the end of the fiscal year in which the Performance Period ends.

SECTION 6. FORM OF PAYMENT

The Committee shall determine whether any bonus payable under the Plan is payable in cash, in shares of Common Stock or other awards under the Omnibus Plan, or in any combination thereof. The Committee shall have the right to impose whatever conditions it deems appropriate with respect to the award of shares of Common Stock or other awards, including conditioning the vesting of such shares or awards on the performance of additional service.

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SECTION 7. GENERAL PROVISIONS

(a) Effectiveness of the Plan. The Plan shall be effective with respect to calendar years beginning on or after January 1, 2013; provided; however, that, unless otherwise determined by the Board, it is intended that the material terms of the Performance Goals under this Plan will be disclosed to and reapproved by the Company’s shareholders on or before December 31, 2016 to the extent necessary to continue to qualify the amounts payable hereunder to Covered Employees as performance-based compensation under Section 162(m).

(b) Withholding. Any amount payable to a Participant or a beneficiary under this Plan shall be subject to any applicable Federal, state and local income and employment taxes and any other amounts that the Company or a Subsidiary is required at law to deduct and withhold from such payment.

(c) Designation of Beneficiary. Each Participant may designate a beneficiary or beneficiaries (which beneficiary may be an entity other than a natural person) to receive any payments which may be made following the Participant’s death. Such designation may be changed or canceled at any time without the consent of any such beneficiary. Any such designation, change or cancellation must be made in a form approved by the Committee and shall not be effective until received by the Committee. If no beneficiary has been named, or the designated beneficiary or beneficiaries shall have predeceased the Participant, the beneficiary shall be the Participant’s spouse or, if no spouse survives the Participant, the Participant’s estate. If a Participant designates more than one beneficiary, the rights of such beneficiaries shall be payable in equal shares, unless the Participant has designated otherwise.

(d) Non-alienation of Benefits. Except as expressly provided herein, no Participant or beneficiary shall have the power or right to transfer, anticipate, or otherwise encumber the Participant’s interest under the Plan. The Company’s obligations under this Plan are not assignable or transferable except to (i) a Subsidiary or affiliate of the Company, (ii) a corporation or other entity which acquires all or substantially all of the Company’s or a Subsidiary’s assets or (iii) any corporation into which the Company or any Subsidiary may be merged or consolidated. The provisions of the Plan shall inure to the benefit of each Participant and the Participant’s beneficiaries, heirs, executors, administrators or successors in interest.

(e) No Limitation on Compensation. Nothing in the Plan shall be construed to limit the right of the Company to establish other plans or to pay compensation to its employees, in cash or property, in a manner which is not expressly authorized under the Plan.

(f) No Right of Continued Employment. No person shall have any claim or right to be granted an award, and the grant of an award shall not be construed as giving a Participant the right to be retained in the employ of the Company. The grant of an award hereunder, and any future grant of awards under the Plan is entirely voluntary, and at the complete discretion of the Company. Neither the grant of an award nor any future grant of awards by the Company shall be deemed to create any obligation to grant any further awards, whether or not such a reservation is explicitly stated at the time of such a grant. The Plan shall not be deemed to constitute, and shall not be construed by the Participant to constitute, part of the terms and conditions of employment and participation in the Plan shall not be deemed to constitute, and shall not be deemed by the

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Participant to constitute, an employment or labor relationship of any kind with the Company. The employer expressly reserves the right at any time to dismiss a Participant free from any liability, or any claim under the Plan, except as provided herein and in any agreement entered into with respect to an award. The Company expressly reserves the right to require, as a condition of participation in the Plan, that award recipients agree and acknowledge the above in writing. Further, the Company expressly reserves the right to require award recipients, as a condition of participation, to consent in writing to the collection, transfer from the employer to the Company and third parties, storage and use of personal data for purposes of administering the Plan.

(g) No Limitation on Actions. Nothing contained in the Plan shall be construed to prevent the Company or any Subsidiary from taking any action which is deemed by it to be appropriate or in its best interest (as determined in its sole and absolute discretion), whether or not such action would have an adverse effect on any awards made under the Plan. No Participant (or anyone claiming through a Participant), employee, beneficiary or other person shall have any claim against the Company or any Subsidiary as a result of any such action.

(h) Forfeiture, Cancellation or “Clawback” of Awards under Applicable Laws or Regulations. The Company may cancel or reduce, or require a Participant to forfeit and disgorge to the Company or reimburse the Company for, any awards granted or vested and any gains earned or accrued, due to the exercise, vesting or settlement of awards or sale of any Common Stock pursuant to an award under the Plan, to the extent permitted or required by applicable law, regulation or stock exchange rule in effect on or after the effective date of this Plan.

(i) Construction of the Plan. The validity, construction, interpretation, administration and effect of the Plan and of its rules and regulations, and rights relating to the Plan, shall be determined solely in accordance with the laws of the State of Delaware (without reference to the principles of conflicts of law or choice of law that might otherwise refer the construction or interpretation of this Plan to the substantive laws of another jurisdiction).

(j) Rules of Construction. Whenever the context so requires, the use of the masculine gender shall be deemed to include the feminine and vice versa, and the use of the singular shall be deemed to include the plural and vice versa. That this plan was drafted by the Company shall not be taken into account in interpreting or construing any provision of this Plan.

(k) Amendment and Termination. Notwithstanding Section 7(a), the Board or the Committee may at any time amend, suspend, discontinue or terminate the Plan; provided; however, that no such action shall be effective without approval by the shareholders of the Company to the extent necessary to continue to qualify the amounts payable hereunder to Covered Employees as performance-based compensation under Section 162(m).

(l) Unfunded Plan; Plan Not Subject to ERISA. The Plan is an unfunded plan and Participants shall have the status of unsecured creditors of the Company. The Plan is not intended to be subject to the Employee Retirement Income and Security Act of 1974, as amended.

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(m) 409A Compliance. This Plan is intended to provide for payments that are exempt from the provisions of Section 409A to the maximum extent possible and otherwise to be administered in a manner consistent with the requirements, where applicable, of Section 409A. Where reasonably possible and practicable, the Plan shall be administered in a manner to avoid the imposition on Participants of immediate tax recognition and additional taxes pursuant to Section 409A. In the case of any “nonqualified deferred compensation” (within the meaning of Section 409A) that may be treated as payable in the form of “a series of installment payments,” as defined in Treasury Regulation Section 1.409A-2(b)(2)(iii), a Participant’s or designated beneficiary’s right to receive such payments shall be treated as a right to receive a series of separate payments for purposes of such Treasury Regulation. Notwithstanding the foregoing, neither the Company nor the Committee, nor any of the Company’s directors, officers or employees shall have any liability to any person in the event Section 409A applies to any payment or right under this Plan in a manner that results in adverse tax consequences for the Participant or any of his beneficiaries or transferees. Notwithstanding any provision of this Plan to the contrary, the Board or the Committee may unilaterally amend, modify or terminate the Plan or any right hereunder if the Board or Committee determines, in its sole discretion, that such amendment, modification or termination is necessary or advisable to comply with applicable U.S. law, as a result of changes in law or regulation or to avoid the imposition of an additional tax, interest or penalty under Section 409A.

Notwithstanding the terms of this Plan to the contrary, if at the time of the Participant’s “separation from service” within the meaning of Section 409A, he or she is a “specified employee” within the meaning of Section 409A, any payment of any “nonqualified deferred compensation” amounts (within the meaning of Section 409A and after taking into account all exclusions applicable to such payments under Section 409A) required to be made to the Participant upon or as a result of the separation from service (as defined in Section 409A) shall be delayed until after the six-month anniversary of the termination from service to the extent necessary to comply with and avoid the imposition of taxes, interest and penalties under Section 409A. Any such payments to which he or she would otherwise be entitled during the first six months following his or her termination from service will be accumulated and paid without interest on the first payroll date after the six-month anniversary of the separation from service (unless another Section 409A-compliant payment date applies) or within thirty days thereafter. These provisions will only apply if and to the extent required to avoid the imposition of taxes, interest and penalties under Section 409A.

(n) No Attachment. Except as required by law, no right to receive payments under this Plan shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation, or to execution, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

(o) Severability. If any provision of this Plan is held unenforceable, the remainder of the Plan shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not contained in the Plan.

(p) Headings. Headings are inserted in this Plan for convenience of reference only and are to be ignored in a construction of the provisions of the Plan.

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